                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 Schedule 13G
                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No._______)*



                              Qualix Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  747586 10 5
--------------------------------------------------------------------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)




                               Page 1 of 6 Pages

---------------------                                          -----------------
CUSIP NO. 747586 10 5                13 G                      Page 2 of 6 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                RICHARD G. THAU
                Tax ID Number:
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                          (a) [_]  (b) [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------

   NUMBER OF            5       SOLE VOTING POWER
     SHARES                     87,419 shares (includes options exercisable
  BENEFICIALLY                  into shares)
 OWNED BY EACH
   REPORTING
     PERSON
      WITH      ----------------------------------------------------------------
                        6       SHARED VOTING POWER
                                622,580 shares
                ----------------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
                                87,419 shares(includes options exercisable
                                into shares)
                ----------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
                                622,580
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        709,999 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                        [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.85%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 6 Pages


ITEM 1(a).      NAME OF ISSUER:         Qualix Group, Inc.
                ---------------


ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                ------------------------------------------------

                                        Qualix Group, Inc.
                                        1900 S. Norfolk Street, Suite 224
                                        San Mateo, CA 94403

ITEM 2(a).      NAME OF PERSON FILING:  Richard G. Thau
                ----------------------


ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                -------------------------------------------------------------

                                        Qualix Group, Inc.
                                        1900 S. Norfolk Street, Suite 224
                                        San Mateo, CA 94403

ITEM 2(c)       CITIZENSHIP:            United States
                ------------


ITEM 2(d).      TITLE OF CLASS OF SECURITIES:
                -----------------------------

                Common Stock

ITEM 2(e).      CUSIP NUMBER:
                -------------

                CUSIP #   747586 10 5

ITEM 3.         Not Applicable
                --------------

                                                               Page 4 of 6 Pages


ITEM 4.         OWNERSHIP:
                ----------

                The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                   (a)     Amount beneficially owned:      709,999 shares
                           -------------------------

                   (b)     Percent of Class:               6.85%
                           ----------------

                   (c)     Number of shares as to which such person has:
                           --------------------------------------------

                           (i)  Sole power to vote or to direct the vote:
                                ----------------------------------------

                                                87,419 shares.

                          (ii)  Shared power to vote or to direct the vote:
                                ------------------------------------------

                                                622,580 shares

                         (iii)  Sole power to dispose or to direct the
                                --------------------------------------
                                disposition of:
                                --------------

                                                87,419 shares

                          (iv)  Shared power to dispose or to direct the
                                ----------------------------------------
                                disposition of:
                                --------------

                                                622,580 shares


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                ---------------------------------------------

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                ---------------------------------------------------------------

                Not applicable

ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                ---------------------------------------------------------
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                -------------------------------------------------------------
                COMPANY:
                -------

                Not applicable.

                                                               Page 5 of 6 Pages



ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                ---------------------------------------------------------

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:
                ------------------------------

                Not applicable

ITEM 10.        CERTIFICATION:
                -------------

                By signing below I certify that, to the best of knowledge and belief, the securities referred to above are acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                               Page 6 of 6 Pages


                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998


                                                        /s/ Richard G. Thau
                                                        -------------------
                                                        Richard G. Thau